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                                                                    EXHIBIT 99.1

WEDNESDAY JANUARY 12, 3:44 AM EASTERN TIME

COMPANY PRESS RELEASE

BEST SOFTWARE ANNOUNCES DEFINITIVE MERGER AGREEMENT WITH SAGE GROUP PLC

DEAL PAIRS BEST-OF-BREED ENTERPRISE SOLUTIONS PROVIDERS TO CREATE GLOBAL POWERHOUSE

RESTON, Va.--(BUSINESS WIRE)--Jan. 12, 2000--Best Software, Inc. (Nasdaq:Best - news), a leading provider of human resources, payroll, fixed asset and planning solutions, today announced a definitive merger agreement with The Sage Group plc, a leading worldwide supplier of accounting solutions. The all-cash deal, at $35 per share of Best Software, is valued at approximately $445 million and is expected to close in the first quarter of 2000. Best Software will become a wholly-owned subsidiary of Sage Group and will operate as part of Sage US, Inc.

"We're pleased to join forces with one of the world's largest and most successful software companies," said Tim Davenport, president, CEO and chairman of the board of Best Software, Inc. "Together, Best Software and Sage will provide an unparalleled suite of complementary applications in key markets around the world."

Best Software, founded in 1982 and headquartered in Reston, Virginia, develops solutions which enable organizations to transform the way they manage their people, assets and planning processes. Its award-winning products include Abra Suite(R) for HR and payroll management and the FAS family of fixed asset management solutions, in addition to Best! Imperativ Asset Accounting(TM), Web-native, award-winning Best! Imperativ HRMS(TM) and new Best! Imperativ Active Planner(TM) for strategic financial planning and budgeting.

"Best Software's leadership position and large installed customer base, combined with their exciting new Imperativ product line, makes them an ideal addition to the Sage family and should make our expanded portfolio of PC accounting and payroll products even more attractive to our channel partners and current and prospective customers alike," said Paul Walker, chief executive for Sage Group plc. "Our respective reputations for customer support and the strength of the Sage and Best software brands provides us with an ideal platform upon which to jointly build our business in the evolving e-commerce world."

Sage Group plc creates accounting software and related services for small and medium-sized businesses. Its integrated and modular accounting products range from packages for small businesses through to applications for medium-sized and larger organizations. The Sage product line is based on 18 years of continuous development in both DOS and Windows environments and is backed by comprehensive support services.

About Sage

The Sage Group plc is the largest supplier of mainstream PC accounting software to small and mid-market companies in the world. Formed in 1981, The Sage Group plc now employs over 2,500 people worldwide in its market-leading companies in the UK, France and Germany and the US.

About Best Software

Best Software, with more than 50,000 customers worldwide and offices in the US, Canada and Europe, develops solutions which enable organizations to transform their HR, fixed asset and planning and budgeting processes. Its scalable, cost-effective solutions complement core financial management systems and support the full spectrum of Microsoft(R) platforms, including Windows(R) 95, Windows(R) 98, Windows NT(R) and BackOffice(R). For further


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information, call 800/368-2499, send an email to vacustserve@bestsoftware.com or access our web site at www.bestsoftware.com.

Note to Editors: Tim Davenport, president, CEO and chairman, Best Software, Inc. and Dave Hanna, president and CEO, Sage US, will host a live teleconference today at 1:00 pm EST to announce details of their definitive merger agreement. To listen to the event, call 1-800-811-0667 in the US or 913/981-4901 for international calls and ask for the Best Software conference call (code 874074). The call will also be accessible over the Internet through Investor Broadcast Network's Vcall, located at http://www.vcall.com. Listeners should go to the website at least fifteen minutes before the call to register, download, and install any necessary audio software. For those unable to attend the live event, a replay will be available beginning approximately one hour after the call at no charge.

Sage is a trademark of The Sage Group plc. MAS 90, BusinessWorks, DacEasy, and Acuity are registered trademarks of Sage Software, Inc. Peachtree is a registered trademark of Peachtree Software, Inc. Best Software, Abra Suite and the Best logo are registered trademarks and Best! Imperativ Active Planner, Best! Imperativ Asset Accounting, Best! Imperativ HRMS and FAS are trademarks of Best Software. Microsoft, Windows, Windows 95, Windows 98, Windows NT, and BackOffice are registered trademarks and SQL Server is a trademark of Microsoft Corporation.

Forward-looking statements in this release, including statements regarding the delivery and integration of new products and services and expectations for revenue and earnings, are based on information available to the Company as of the date hereof. Such forward looking statements are made only as of the date hereof. The Company's actual results could differ materially from those stated or implied by such forward looking statements due to risks and uncertainties associated with fluctuations in the Company's quarterly operating results, concentration of the Company's product offerings, development risks involved with new products and technologies, competition, and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.

Contact:
     Best Software, Inc.
     Brian Muys, 703/709-5200, x3829 (Public Relations)
     Brian Muys@bestsoftware.com
        or
     David Crum, 703/709-5200, x3202 (Investor Relations) david_crum@bestsoftware.com
        or
     Duffey Communications
     Mike Neumeier, 404/266-2600
     miken@duffy.com